EXHIBIT 21

Subsidiaries of Hub Group, Inc.

SUBSIDIARIES	JURISDICTION OF INCORPORATION/ORGANIZATION
Hub City Terminals, Inc.	Delaware
Hub Group Atlanta, LLC	Delaware
Hub Group Associates, Inc.	Illinois
Hub Chicago Holdings, Inc.	Delaware
Hub Group Transport, LLC	Delaware
Hub Freight Services, Inc.	Delaware
Hub Group Trucking, Inc.	Delaware
HGNA Group de Mexico, S. de RL de C.V.	Mexico
Hub Group Canada Inc.	Ontario
Hub Group Dedicated, LLC	Delaware
Hub Group Global, LLC	Illinois
Hub Group, LLC	Delaware
Quality Services, LLC	Missouri
Hub Group Trucking California, LLC	Delaware
Choptank Transport, LLC	Delaware
Choptank Leasing, LLC	Maryland
PJ Assurance, Inc.	Vermont
TAGG Holdco, LLC	Missouri
TAGG Logistics, LLC	Missouri
LeSaint Logistics, LLC	Missouri
TAGG Nevada, LLC	Missouri